EXHIBIT 99.1

1115 BROADWAY New York, NY 10010 (212) 798-4700

Movie Star Announces Approval of All Proposals at Special Shareholders Meeting

Merger with Frederick’s of Hollywood Expected to Close on or about January 28, 2008

Board Approves 1 for 2 Ratio for Reverse Stock Split

NEW YORK – January 24, 2008 – Movie Star, Inc. (AMEX: MSI) (“Movie Star”) announced that its shareholders approved all proposals presented at its special shareholders meeting held on January 23, 2008, including the approval of the issuance of 39,370,436 shares of Movie Star common stock in connection with the merger, the rights offering and other transactions contemplated by the merger agreement with FOH Holdings, Inc., the parent and sole stockholder of Frederick’s of Hollywood, Inc. The merger, rights offering and other transactions, which are subject to customary closing conditions, are expected to close on or about January 28, 2008.

At the special meeting, Movie Star shareholders also approved several proposals related to the merger transaction, including amendments to Movie Star’s charter to increase the authorized shares of common stock to 200,000,000, to authorize the issuance of up to 10,000,000 shares of preferred stock, to effect a reverse stock split of Movie Star common stock and to change the name of Movie Star to “Frederick’s of Hollywood Group Inc.” following the closing of the merger.

Following the special meeting of shareholders, the Movie Star board of directors approved a 1 for 2 reverse stock split of Movie Star’s issued and outstanding common stock to be effected, if necessary, to satisfy the minimum bid price requirement of $2.00 per share for continued listing on the American Stock Exchange. Movie Star anticipates that the reverse stock split will be effective immediately prior to the closing of the merger on January 28, 2008 and that the common stock will trade on a post-merger, post-split basis commencing on January 29, 2008.

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; the timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; failure to realize the merger’s anticipated synergies; approval of the transactions by Movie Star’s shareholders and satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; and the other risks that are described from time to time in Movie Star’s SEC reports.

CONTACT:		INVESTOR RELATIONS:
Movie Star, Inc.	-or-	SM Berger & Company, Inc.
Thomas Rende, CFO		Stanley Berger
(212) 798-4700		(216) 464-6400